Yellow Roadway and USF Announce Termination of Hart-Scott-Rodino Waiting

Period and Scheduling of Special Shareholder Meetings

OVERLAND PARK, KS and CHICAGO, IL — April 14, 2005—Yellow Roadway Corporation (NASDAQ: YELL) and USF Corporation (NASDAQ: USFC) today announced that they have received notice of the termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the pending Yellow Roadway acquisition of USF. The termination of the waiting period ends the U.S. Department of Justice Antitrust Division’s review of the transaction.

Also, today Yellow Roadway and USF announced special meetings for their shareholders of record as of the close of business on April 21, 2005. The meetings are scheduled to be held on May 23, 2005. At its meeting, Yellow Roadway shareholders will consider the approval of the issuance of additional shares of Yellow Roadway common stock in connection with the acquisition. At its meeting, USF shareholders will consider the approval of the merger.

Yellow Roadway Corporation, a Fortune 500 company, is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

USF Corporation, a $2.4 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, third-party logistics, and premium regional and national truckload transportation. The company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

Investor Contact	Stephen Bruffett Yellow Roadway Corporation 913.696.6108 steve.bruffett@yellowroadway.com	Media Contact	Suzanne Dawson Linden Alschuler & Kaplan 212.329.1420 sdawson@lakpr.com	USF Investor Contact	James J. Hyland USF Corporation 773.824.2213 james.hyland@usfc.com